Exhibit 10.1

ROCKWELL AUTOMATION, INC.

MEMORANDUM OF AMENDMENTS
TO THE ROCKWELL AUTOMATION, INC.
2003 DIRECTORS STOCK PLAN

ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 25, 2003

Amend the second paragraph of Section 6 of the Plan to read in its entirety as follows:

Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year in which the annual award of Shares is to be made, to receive the annual award in the form of restricted stock (Restricted Shares). Upon receipt of Restricted Shares, the recipient shall have the right to vote the Restricted Shares and to receive dividends thereon, and the Restricted Shares shall have all the attributes of outstanding Shares, except that the Restricted Shares shall be held in book-entry accounts subject to the direction of Rockwell Automation (or if Rockwell Automation elects, certificates therefor may be issued in the recipient’s name but delivered to and held by Rockwell Automation) until the day on which the recipient retires from the Board under the Board’s retirement policy or the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Rockwell Automation’s conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of Rockwell Automation, at which time the Restricted Shares so held shall be delivered to the Non-Employee Director and cease to be Restricted Shares. If a Change of Control as defined in Article III, Section 13(I)(1) of Rockwell Automation’s By-Laws shall occur, then the restrictions on all Shares granted as Restricted Shares under the Plan at any time before the occurrence of that Change of Control shall forthwith lapse, those Shares shall cease to be Restricted Shares and those Shares shall be delivered as promptly as practicable to the Non-Employee Directors in whose names they are registered.

Amend Section 11 of the Plan to read in its entirety as follows:

11.	AMENDMENT AND TERMINATION OF THE PLAN.

The Plan may be amended by the Board in any respect, provided that, without shareowner approval, no amendment shall (i) materially increase the maximum number of Shares available for delivery under the Plan (other than adjustments pursuant to Section 9), or (ii) materially increase the benefits accruing to participants under the Plan or otherwise materially modify the Plan (except within the parameters as set forth in Sections 6, 7 and 8 of the Plan), or otherwise be effective to the extent that shareowner approval is necessary to comply with any applicable tax or regulatory requirements or rule of any exchange on which the Shares are listed. The Plan may also be terminated at any time by the Board. Termination of the Plan shall not affect the rights of Non-Employee Directors with respect to awards previously granted to them and all unexpired awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.